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Borden Ladner Gervais

February 10, 2014

E-World USA Holding, Inc.
9550 Flair Drive, #308
El Monte, CA 91731

Re: E-World USA Holding, Inc.

We have acted as special Ontario counsel to E-World USA Holding, Inc. (the "**Corporation**") to consider and opine on whether the business of the Corporation is compliant with two distinct areas of Canadian law:

1. Multi-level marketing / pyramid schemes as prohibited by sections 55 and 55.1 of the Canadian *Competition Act* (the "**Act**"); and

2. the requirements to register for and collect GST/HST as set out in the *Excise Tax Act* (Canada) (the "**ETA**").

A. EXAMINATIONS

We did not participate in the preparation of, though have examined (i) limited portions of the Form S-1/A of the Corporation filed with the Securities and Exchange Commission on the date hereof (the "**S-1**"), and (ii) the notice to Canadian Members (as defined below) issued by the Corporation on December 20, 2013, and amended on February 3, 2014 (as amended, the "**Canadian Policy**"), a copy of which is attached as a schedule to the Opinion Support Certificate (as defined below). We have also considered such questions of law as we considered necessary as a basis for our opinions, and have examined a certificate of the Corporation (the dated the date hereof.

B. APPLICABLE LAW

Our opinions are limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable in the Provinces of Ontario and Quebec now in effect ("**Applicable Law**"). In particular, to the extent that Applicable Law would require the application of the laws of any other jurisdiction, no opinions are expressed as to the laws of such other jurisdiction.

C. ASSUMPTIONS AND RELIANCE

In connection with our opinions, we have, with your concurrence, we have assumed that with respect to all documents examined by us, the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and the identity of all individuals acting or purporting to act as public officials.

In expressing our opinions, we have relied upon the Opinion Support Certificate with respect to the accuracy of the factual matters contained in the certificate, which factual matters have not been independently investigated or verified by us.

D. OPINIONS

Based upon and subject to the foregoing, and to the qualifications expressed in this opinion letter, we are of the opinion that:

1. The manner in which the Corporation currently operates its business does not violate sections 55 or 55.1 of the Act as it relates to Multi-level marketing / pyramid schemes.

2. The Corporation is not carrying on business in Canada for the purposes of the ETA and is not required to register for and collect Canada's Goods and Services/Harmonized Sales Tax.

E. QUALIFICATIONS

We understand that prior to the date that the Canadian Policy was initially adopted, Canadian Members were required to purchase certain amounts of products in order to receive commissions from the Corporation, and until the Canadian Policy was amended on February 3, 2014, then current Canadian Members were still entitled to receive commissions from the Corporation at a rate determined based on products that they had previously purchased. While there is Canadian caselaw that suggests that this type of purchase requirement may not violate the Act, under one interpretation of Section 55.1 of the Act, this type of purchase requirement may have violated the Act. As such, our opinion in paragraph 1 is given based on the manner in which the Corporation's business is operated as of the date hereof, and in particular, such opinion applies only after the Corporation amended the Canadian Policy on February 3, 2014 and we make no statement, and no inference should be drawn, as to whether the operation of the Corporation's business complied with the Act prior to the date hereof.

The phrase "carrying on business in Canada" is not defined in the ETA, however, the Canada Revenue Agency ("**CRA**") has published GST/HST Policy Statement P-051R2 which sets out its interpretation of this phrase and our opinion in paragraph 2 is given applying the principals set forth in such CRA policy statement.

Borden Ladner Gervais

F. LIMITATION ON RELIANCE

This opinion letter is furnished solely for the benefit of the addressees and only in connection with the filing of an amendment to the S-1 and may not be relied upon by any other person or used for any other purpose, nor may it be quoted in whole or in part or otherwise referred to, without our prior written consent. Our opinions are given as of the date of this opinion letter; among other things, our opinions do not take into account any circumstance (including changes in law or facts) that may occur after that date. We expressly disclaim any obligation or undertaking to advise you of any matters or any change in matters (including, without limitation, any facts or circumstances or any subsequently enacted, published or reported laws, regulations or judicial decisions having retroactive effect) which may come to our attention after the date of this opinion letter and which may affect either of our opinions.

We hereby consent to the inclusion of this opinion as an exhibit to the S-1. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Yours very truly,

Borden Ladner Gervais LLP